Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

Enable Midstream Announces Second Quarter 2018 Financial and Operating Results, Quarterly Distributions

•	Achieved an all-time high for quarterly natural gas gathered, natural gas processed, natural gas liquids produced and crude oil gathered volumes

•	Placed Project Wildcat into service during the second quarter, providing a key Enable customer immediate access to premium North Texas markets

•	Contracted or extended over 1 million dekatherms per day (Dth/d) of transportation capacity during the second quarter

•	Anticipate performance at or above the midpoint of the previously provided 2018 outlook for net income attributable to common units, Adjusted EBITDA and distributable cash flow (DCF)

•	Declared a quarterly cash distribution of $0.318 per unit on all outstanding common units and $0.625 on all Series A Preferred Units

OKLAHOMA CITY (Aug. 2, 2018) - Enable Midstream Partners, LP (NYSE: ENBL) (Enable) today announced financial and operating results for second quarter 2018.

Net income attributable to limited partners was $95 million for second quarter 2018 and 2017. Net income attributable to common units was $86 million for second quarter 2018 and 2017. Net cash provided by operating activities was $239 million for the second quarter 2018, an increase of $13 million compared to $226 million for second quarter 2017. Adjusted EBITDA for second quarter 2018 was $245 million, an increase of $30 million compared to $215 million for second quarter 2017. DCF for second quarter 2018 was $171 million, an increase of $15 million compared to $156 million for second quarter 2017.

For second quarter 2018, DCF exceeded declared distributions to common unitholders by $33 million, resulting in a distribution coverage ratio of 1.24x.

For additional information regarding the non-GAAP financial measures Gross margin, Adjusted EBITDA and DCF, please see "Non-GAAP Financial Measures."

MANAGEMENT PERSPECTIVE

"Enable’s assets continue to shine," said Enable Midstream President and CEO Rod Sailor. "We have the right assets in the right places, and our investments are building on our preferred position. We placed Project Wildcat into service on time and under budget in the second quarter, bringing critical processing capacity and market access to growing Anadarko Basin production. We also signed several key transportation contracts in the second quarter, further affirming the critical role Enable’s pipelines play in connecting natural gas supply and demand."

BUSINESS HIGHLIGHTS

During second quarter 2018, per-day natural gas gathered volumes grew for the 10th consecutive quarter as a result of strong rig activity across Enable's footprint. During second quarter 2018, Enable also achieved the highest per-day crude oil gathered volumes since the partnership's formation in May 2013. As of July 23, 2018, there were 42 rigs across Enable's footprint that were drilling wells expected to be connected to Enable's gathering systems. Thirty-one of those rigs were in the Anadarko Basin, nine were in the Ark-La-Tex Basin, one was in the Arkoma Basin and one was in the Williston Basin.

Producers continue to achieve strong well results in the Anadarko Basin. During second quarter 2018, Enable connected 20 new wells in the SCOOP and STACK plays with peak one-day natural gas flows of greater than 10 million cubic feet per day. Volume growth in the Anadarko Basin is supported by Enable's Project Wildcat, a rich natural gas takeaway solution that was placed into service in the second quarter of 2018 and is now operating at its fully contracted capacity.

During second quarter 2018, Enable contracted or extended 590,000 Dth/d of capacity on the Enable Gas Transmission, LLC (EGT) system and over 510,000 Dth/d of capacity on the Enable Mississippi River Transmission, LLC (MRT) system. On the MRT system, MRT recontracted transportation capacity with its largest customer, St. Louis-based Spire Inc., at existing contract demand levels of 437,240 Dth/d for one year. In addition, after the previously announced Line CP open season, EGT entered into a seven-year, 300,000 Dth/d contract with a producer for capacity between Carthage, Texas, and Perryville, Louisiana, which requires no additional capital investment.

Enable submitted its rate case filing for MRT June 29, 2018. The rate filing demonstrated an annual cost-of-service of $103.6 million, an increase of approximately $19.6 million above the overall cost-of-service established in the settlement that resolved MRT's last general rate case. As directed by a recent Federal Energy Regulatory Commission order, MRT plans to refile its rate case within 30 days of July 31, 2018, to reflect, among other things, the elimination of an income tax allowance. When coupled with a corresponding elimination of accumulated deferred income taxes, MRT does not expect a significant change to the previously-filed cost-of-service.

Enable's previously announced CaSE and Muskogee projects remain on schedule. The CaSE project, a 205,000 Dth/d firm natural gas transportation solution for growing Anadarko Basin production, achieved a planned contractual increase in volumes to 135,000 Dth/d in the second quarter of 2018 and is expected to grow to its fully contracted capacity by the end of the fourth quarter of 2018. The Muskogee project, a 20-year, 228,000 Dth/d firm transportation service agreement with Oklahoma Gas & Electric Company on the Enable Oklahoma Intrastate Transmission, LLC (EOIT) system, is expected to commence service by the end of the fourth quarter of 2018.

QUARTERLY DISTRIBUTIONS

On August 1, 2018, the board of directors of Enable’s general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common units for the quarter ended June 30, 2018. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common units will be paid on August 28, 2018, to unitholders of record at the close of business on August 21, 2018.

The board also declared a quarterly cash distribution of $0.625 on all Series A Preferred Units for the quarter ended June 30, 2018. The quarterly cash distribution of $0.625 on all Series A Preferred Units outstanding will be paid on August 14, 2018, to unitholders of record at the close of business on August 1, 2018.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 4.43 trillion British thermal units per day (TBtu/d) for second quarter 2018, an increase of 34 percent compared to 3.31 TBtu/d for second quarter 2017. The increase was primarily due to higher gathered volumes in the Anadarko and Ark-La-Tex Basins.

Natural gas processed volumes were 2.33 TBtu/d for second quarter 2018, an increase of 22 percent compared to 1.91 TBtu/d for second quarter 2017. The increase was primarily due to higher processed volumes in the Anadarko and Ark-La-Tex Basins.

NGLs produced were 130.65 MBbl/d for second quarter 2018, an increase of 50 percent compared to 87.12 MBbl/d for second quarter 2017. The increase was primarily due to higher natural gas processed volumes and higher plant recoveries of ethane.

Crude oil gathered volumes were 30.55 MBbl/d for second quarter 2018, an increase of 32 percent compared to 23.20 MBbl/d for second quarter 2017. The increase was primarily due to the expansion of the Bear Den system and the commissioning of multi-well pads on the Bear Den and Nesson systems.

Interstate transportation firm contracted capacity was 5.72 Bcf/d for second quarter 2018, a decrease of 8 percent compared to 6.21 Bcf/d for second quarter 2017. The decrease was primarily due to lower contracted firm transportation volumes between Carthage, Texas, and Perryville, Louisiana.

Intrastate transportation average deliveries were 1.88 TBtu/d for second quarter 2018, an increase of 2 percent compared to 1.84 TBtu/d for second quarter 2017. The increase was primarily related to increased supply in the Anadarko Basin.

SECOND QUARTER FINANCIAL PERFORMANCE

Revenues were $805 million for second quarter 2018, an increase of $179 million compared to $626 million for second quarter 2017. Revenues are net of $113 million of intercompany eliminations for second quarter 2018 and $117 million of intercompany eliminations for second quarter 2017.

•
Gathering and processing segment revenues were $641 million for second quarter 2018, an increase of $161 million compared to $480 million for second quarter 2017. The increase in gathering and processing segment revenues was primarily due to an increase in revenues from NGL sales resulting from higher average NGL prices, higher processed volumes and higher plant recoveries of ethane in the Anadarko and

Ark-La-Tex Basins, an increase in processing service revenues resulting from higher processed volumes primarily under fixed fee processing arrangements, an increase in natural gas gathering revenues due to higher fees and gathered volumes in the Anadarko and Ark-La-Tex Basins, and an increase in crude oil and water gathering revenues due to an increase in gathered volumes. These increases were partially offset by a decrease in revenues from changes in the fair value of natural gas, condensate and NGL derivatives and a decrease in natural gas sales primarily driven by a decrease due to the implementation of ASC 606, a newly effective revenue recognition standard.

•
Transportation and storage segment revenues were $277 million for second quarter 2018, an increase of $14 million compared to $263 million for second quarter 2017. The increase in transportation and storage segment revenues was primarily due to an increase in revenues from natural gas sales associated with higher sales volumes, an increase in revenues from other firm contracted capacity due to new intrastate contracts, an increase from volume-dependent transportation revenues primarily due to an increase in commodity fees from new contracts and an increase in off-system transportation due to increases in volumes at higher rates. These increases were partially offset by a decrease in revenues from changes in the fair value of natural gas derivatives and a decrease in firm transportation services between Carthage, Texas, and Perryville, Louisiana, due to contract expirations in the second quarter of 2017.

Gross margin was $361 million for second quarter 2018, an increase of $14 million compared to $347 million for second quarter 2017.

•
Gathering and processing segment gross margin was $230 million for second quarter 2018, an increase of $19 million compared to $211 million for second quarter 2017. The increase in gathering and processing segment gross margin was primarily due to an increase in processing service fees due to higher processed volumes in the Anadarko and Ark-La-Tex Basins, an increase in natural gas gathering fees due to increased gathered volumes in the Anadarko and Ark-La-Tex Basins, an increase in crude oil and water gathering fees as a result of an increase in gathered volumes, an increase in revenues from natural gas sales less the cost of natural gas primarily due to higher sales volumes, and an increase in revenues from NGL sales less the cost of NGLs resulting from higher average NGL prices and higher processed volumes in the Anadarko and Ark-La-Tex Basins. These increases were partially offset by a decrease in gross margin from changes in the fair value of natural gas, condensate and NGL derivatives.

•
Transportation and storage segment gross margin was $130 million for second quarter 2018, a decrease of $6 million compared to $136 million for second quarter 2017. The decrease in transportation and storage segment gross margin was primarily due to a decrease in gross margin from changes in the fair value of natural gas derivatives and a decrease in firm transportation services between Carthage, Texas, and Perryville, Louisiana, due to contract expirations in the second quarter of 2017. These decreases were partially offset by an increase in other firm transportation and storage services due to new intrastate transportation contracts and an increase in volume-dependent transportation primarily due to an increase in commodity fees from new contracts and an increase in off-system transportation due to increases in volumes at higher rates.

Operation and maintenance and general and administrative expenses were $123 million for second quarter 2018, an increase of $3 million compared to $120 million for second quarter 2017. The increase in operation and maintenance and general and administrative expenses was primarily due to an increase in payroll-related costs, compressor rental expenses due to increased rental units and an increase in materials and supplies and contract services costs as a result of additional assets in service. These increases were partially offset by an increase in capitalized overhead costs.

Depreciation and amortization expense was $96 million for second quarter 2018, an increase of $7 million compared to $89 million for second quarter 2017. The increase in depreciation and amortization expense was due to additional assets placed in service primarily as a result of the Align Midstream, LLC acquisition in the fourth quarter of 2017.

Taxes other than income tax were $16 million for second quarter 2018 and 2017.

Interest expense was $36 million for second quarter 2018, an increase of $5 million compared to $31 million for second quarter 2017. The increase was primarily due to an increase in the amount of debt outstanding and higher interest rates on outstanding debt as a result of a long-term debt issuance in May 2018, the proceeds of which were used for the repayment of amounts outstanding under a 2015 term loan agreement and Enable's commercial paper program.

Enable’s net income attributable to limited partners and net income attributable to common units for second quarter 2018 includes a $14 million loss on derivative activity, compared to a $9 million gain on derivative activity for second quarter 2017, resulting in a decrease in net income of $23 million. The decrease of $23 million is comprised of a decrease related to the change in fair value of derivatives of $21 million and an increase in realized loss on derivatives of $2 million. Additional details on derivative instruments and hedging activities can be found in Enable’s Quarterly Report on Form 10-Q for the period ended June 30, 2018.

Capital expenditures were $185 million for second quarter 2018, compared to $87 million for second quarter 2017. Expansion capital expenditures were $159 million for second quarter 2018, compared to $70 million for second quarter 2017. Maintenance capital expenditures were $26 million for second quarter 2018 and $17 million for second quarter 2017.

2018 OUTLOOK

Enable anticipates performance at or above the midpoint of the 2018 outlook issued May 2, 2018, for net income attributable to common units, Adjusted EBITDA and DCF.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing second quarter results is scheduled today at 10 a.m. Eastern. The dial-in number to access the conference call is 800-860-2442, and the conference call ID is Enable Midstream Partners. Investors may also listen to the call via Enable’s website at http://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Any materials Enable files with the SEC are available to read and copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their Public Reference Room. Enable’s SEC filings are also available at the SEC’s website at http://

Exhibit 99.1

www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at http://www.enablemidstream.com. On the investor relations tab of Enable’s website, http://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings and other developments;

•	governance information, including Enable’s governance guidelines, committee charters and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include over 13,300 miles of natural gas and crude oil gathering pipelines, approximately 2.6 Bcf/d of processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 86.0 billion cubic feet of storage capacity. For more information, visit http://www.enablemidstream.com.

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its condensed consolidated financial statements.

Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

Exhibit 99.1

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release, in our Annual Report on Form 10-K for the year ended Dec. 31, 2017 ("Annual Report"), and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 ("Quarterly Report"). Those risk factors and other factors noted throughout this press release, in our Annual Report and in our Quarterly Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

Any forward-looking statements speak only as of the date on which such statement is made and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information or otherwise, except as required by applicable law.

ENABLE MIDSTREAM PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$501	$354	$944	$740
Service revenue	304	272	609	552
Total Revenues	805	626	1,553	1,292
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	444	279	819	587
Operation and maintenance	97	97	191	186
General and administrative	26	23	53	48
Depreciation and amortization	96	89	192	177
Taxes other than income tax	16	16	33	32
Total Cost and Expenses	679	504	1,288	1,030
Operating Income	126	122	265	262
Other Income (Expense):
Interest expense	(36)	(31)	(69)	(58)
Equity in earnings of equity method affiliate	7	7	13	14
Other, net	(2)	(1)	—	—
Total Other Expense	(31)	(25)	(56)	(44)
Income Before Income Tax	95	97	209	218
Income tax expense	—	1	—	2
Net Income	$95	$96	$209	$216
Less: Net income attributable to noncontrolling interest	—	1	—	1
Net Income Attributable to Limited Partners	$95	$95	$209	$215
Less: Series A Preferred Unit distributions	9	9	18	18
Net Income Attributable to Common and Subordinated Units(1)	$86	$86	$191	$197

Basic earnings per unit
Common units	$0.20	$0.20	$0.44	$0.45
Subordinated units(1)	$—	$0.20	$—	$0.46
Diluted earnings per unit
Common units	$0.20	$0.20	$0.44	$0.45
Subordinated units(1)	$—	$0.20	$—	$0.46
___________________

(1)	All outstanding subordinated units converted into common units on a one-for-one basis on August 30, 2017.

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$501	$354	$944	$740
Service revenue	304	272	609	552
Total Revenues	805	626	1,553	1,292
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	444	279	819	587
Gross margin	$361	$347	$734	$705

Reportable Segments
Gathering and Processing
Product sales	$465	$336	$883	$687
Service revenue	176	144	349	284
Total Revenues	641	480	1,232	971
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	411	269	769	555
Gross margin	$230	$211	$463	$416

Transportation and Storage
Product sales	$149	$134	$289	$287
Service revenue	128	129	267	270
Total Revenues	277	263	556	557
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	147	127	286	267
Gross margin	$130	$136	$270	$290

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$95	$95	$209	$215
Depreciation and amortization expense	96	89	192	177
Interest expense, net of interest income	36	31	69	58
Income tax expense	—	1	—	2
Distributions received from equity method affiliate in excess of equity earnings	1	1	8	5
Non-cash equity-based compensation	3	4	8	8
Change in fair value of derivatives	10	(11)	12	(35)
Other non-cash losses(1)	4	5	4	6
Adjusted EBITDA	$245	$215	$502	$436
Series A Preferred Unit distributions(2)	(9)	(9)	(18)	(18)
Distributions for phantom and performance units(3)	(1)	(1)	(4)	(1)
Adjusted interest expense(4)	(38)	(32)	(73)	(59)
Maintenance capital expenditures	(26)	(17)	(40)	(31)
DCF	$171	$156	$367	$327

Distributions related to common and subordinated unitholders(5)	$138	$138	$276	$275

Distribution coverage ratio	1.24	1.13	1.33	1.19
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(1)	Other non-cash losses includes loss on sale of assets and write-downs of materials and supplies.

(2)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three and six months ended June 30, 2018 and 2017. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(3)
Distributions for phantom and performance units represent distribution equivalent rights paid in cash. Phantom unit distribution equivalent rights are paid during the vesting period and performance unit distribution equivalent rights are paid at vesting.

(4)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(5)
Represents cash distributions declared for common and subordinated units outstanding as of each respective period. Amounts for 2018 reflect estimated cash distributions for common units outstanding for the quarter ended June 30, 2018.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$239	$226	$405	$382
Interest expense, net of interest income	36	31	69	58
Net income attributable to noncontrolling interest	—	(1)	—	(1)
Other non-cash items(1)	5	1	4	2
Proceeds from insurance	1	—	1	—
Changes in operating working capital which (provided) used cash:
Accounts receivable	35	(18)	12	(28)
Accounts payable	(41)	(9)	19	46
Other, including changes in noncurrent assets and liabilities	(41)	(5)	(28)	7
Return of investment in equity method affiliate	1	1	8	5
Change in fair value of derivatives	10	(11)	12	(35)
Adjusted EBITDA	$245	$215	$502	$436
____________________

(1)	Other non-cash items include amortization of debt expense, discount and premium on long-term debt and write-downs of materials and supplies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$36	$31	$69	$58
Amortization of premium on long-term debt	2	2	3	3
Capitalized interest on expansion capital	2	—	4	—
Amortization of debt expense and discount	(2)	(1)	(3)	(2)
Adjusted interest expense	$38	$32	$73	$59

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating Data:
Gathered volumes—TBtu	403	301	788	597
Gathered volumes—TBtu/d	4.43	3.31	4.35	3.30
Natural gas processed volumes—TBtu	212	174	412	342
Natural gas processed volumes—TBtu/d	2.33	1.91	2.27	1.89
NGLs produced—MBbl/d(1)	130.65	87.12	120.44	83.46
NGLs sold—MBbl/d(1)(2)	130.07	86.51	119.79	82.61
Condensate sold—MBbl/d	6.72	5.04	6.84	5.26
Crude Oil—Gathered volumes—MBbl/d	30.55	23.20	27.70	22.19
Transported volumes—TBtu	473	445	983	938
Transported volumes—TBtu/d	5.16	4.86	5.41	5.17
Interstate firm contracted capacity—Bcf/d	5.72	6.21	5.89	6.72
Intrastate average deliveries—TBtu/d	1.88	1.84	1.92	1.84
____________________

(1)	Excludes condensate.

(2)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Anadarko
Gathered volumes—TBtu/d	2.14	1.78	2.08	1.77
Natural gas processed volumes—TBtu/d	1.91	1.58	1.87	1.56
NGLs produced—MBbl/d(1)	113.75	74.14	104.77	70.74
Arkoma
Gathered volumes—TBtu/d	0.56	0.54	0.55	0.55
Natural gas processed volumes—TBtu/d	0.11	0.09	0.10	0.09
NGLs produced—MBbl/d(1)	7.60	4.60	6.29	4.72
Ark-La-Tex
Gathered volumes—TBtu/d	1.73	0.99	1.72	0.98
Natural gas processed volumes—TBtu/d	0.31	0.24	0.30	0.24
NGLs produced—MBbl/d(1)	9.30	8.38	9.38	8.00
__________________

(1)	Excludes condensate.